Exhibit 10.1

SEVERANCE AGREEMENT

Bucyrus International, Inc. (“Bucyrus”) and Kenneth W. Krueger (“Krueger”) have jointly decided to terminate their employment relationship. In consideration for this Severance Agreement and the related Release, Bucyrus and Krueger agree to the following:

1.	Krueger will remain on Bucyrus’ active payroll through December 31, 2009, at his current compensation and benefit levels.

2.	If Krueger remains on Bucyrus’ active payroll through December 31, 2009, he will be eligible for a 2009 annual cash bonus, if any is paid, in February 2010 at the time Bucyrus pays such bonuses. The annual cash bonus payable in February 2010 will be calculated on the full year 2009 actual results. The annual cash bonus will not have a reduction factor applied, but may be increased by Bucyrus, should other then current officers at Bucyrus receive an increase to the bonus payment granted by Bucyrus’ Board of Directors.

3.	If Krueger remains on Bucyrus’ active payroll through December 31, 2009, Bucyrus will fully vest on such date the premium shares included in his 2006 stock award grant under the Amended and Restated 2004 Equity Incentive Plan (the “LTIP”). In addition to his 2006 stock award grant, Krueger received stock award grants in 2007, 2008 and 2009. These grants and relevant plan provisions control the vesting of these stock awards and any stock appreciation rights (SARs). Other previously granted stock awards or restricted shares that are unvested after December 31, 2009, will be forfeited pursuant to the terms of the relevant plan. All of Krueger’s vested SAR’s must be exercised within three months of his termination date of December 31, 2009.

4.	Krueger will not be eligible to participate in either the annual bonus plan or the LTIP after December 31, 2009.

5.	If Krueger remains on Bucyrus’ active payroll through December 31, 2009, Bucyrus will continue to deduct deferred compensation from his payroll checks through that date, but not after that date from any severance payments. Bucyrus will pay Krueger his SERP and deferred compensation entitlements on or about July 31, 2010.

6.	Bucyrus will continue to make its matches to Krueger’s qualified and non-qualified savings and pension plans for the plan yeas ending December 31, 2009. Bucyrus will not make any matches for such savings and pension plans for any plan years after 2009.

7.	Commencing on January 1, 2010, Bucyrus will pay Krueger fourteen (14) months of severance at his current monthly base salary level through February 28, 2011 (the period from January 1, 2010 through February 28, 2011 is referred to as the “severance period”). Bucyrus will pay Krueger his severance in the form of salary continuation on Bucyrus’ regular payroll dates and the severance payments will be subject to all required payroll deductions and withholdings. Bucyrus will continue these severance payments to Krueger even if he secures other employment during the severance period.

8.	During the severance period, Krueger and his dependents are eligible to continue their coverage under Bucyrus’ health, dental and vision plans at the active employee rate unless he becomes enrolled in similar group coverage from other sources during this period. If at the end of the severance period (February 28, 2011), Krueger and his dependents are still participating in Bucyrus’ health, dental and/or vision plans, they may elect to continue their health, dental and/or vision coverage for up to eighteen (18) months from such date at their expense under federal law (COBRA) unless Krueger enrolls in health, dental and/or vision coverage through other sources during the severance period. Krueger’s eligibility for all other benefits from Bucyrus will end on December 31, 2009.

9.	Bucyrus will provide Krueger with reasonable executive outplacement services at its cost with the firm of Lawrence, Allen & Kolbe, through December 31, 2011. Krueger is eligible to begin these outplacement services immediately.

10.	Krueger’s Key Executive Employment and Severance Agreement dated as of August 11, 2008 with Bucyrus (“KEESA”) is hereby immediately and completely terminated and any Change in Control of the Company (as defined in the KEESA) that may occur after the date of this Severance Agreement will not trigger any of the otherwise applicable provisions or benefits under Krueger’s KEESA.

11.	In order to receive the benefits of this Severance Agreement, Krueger will execute a Release of any claims he has against Bucyrus in a form that is acceptable to Bucyrus.

Krueger further understands and agrees that, in consideration of the promises Bucyrus is making to him in this Severance Agreement, during the remainder of his active employment with Bucyrus (through December 31, 2009), the fourteen month severance period (through February 28, 2011), and for one additional year (through February 28, 2012), he will not assist or work in any capacity, either directly or indirectly, for Bucyrus’ competitor, Joy Global, Inc. or any subsidiary or affiliate thereof (“JOYG”), anywhere in the world where Bucyrus and JOYG do business. Krueger acknowledges that Bucyrus and JOYG compete on an international basis and that both the geographic scope of this restriction and the length of it are reasonable and necessary to protect Bucyrus’ confidential information and business from unfair competition. If Krueger violates the promises he makes in this paragraph, he must return to Bucyrus all of the consideration he received under this Severance Agreement, and he will be liable for any damages and attorneys’ fees and costs that Bucyrus incurs as a result of his violation if Bucyrus is required to enforce his promises in a court of law. In addition, if Krueger violates the promises he makes in this paragraph, Bucyrus can discontinue any remaining obligations it may have to him under this Severance Agreement.

In the event that Krueger should die prior to or during the severance period (through February 28, 2011), Bucyrus will make any remaining payments under this Severance Agreement to his wife, Joan E. Krueger. If Joan E. Krueger dies before the severance period expires, Bucyrus will make any remaining payments under this Severance Agreement to Krueger’s estate or as Krueger may otherwise have directed in writing prior to his death.

This Severance Agreement and the related Release is the entire agreement between the parties upon these subjects and supersedes any prior or similar agreement upon the same subjects, including but not limited to Krueger’s KEESA.

No modification, amendment, extension or waiver of this Severance Agreement or any provision of it shall be binding upon the parties unless made in writing and signed by Krueger and the officer of Bucyrus who executed this Severance Agreement on Bucyrus’ behalf, or that officer’s successor.

This Severance Agreement and the related Release will be interpreted and construed, and all rights and remedies determined, under the present and future laws of the State of Wisconsin.

IN WITNESS WHEREOF, this Severance Agreement is hereby duly executed as of this 3rd day of September, 2009 by Krueger and Bucyrus.

KENNETH W. KRUEGER

/s/ Kenneth W. Krueger

BUCYRUS INTERNATIONAL, INC.

By:	/s/ Barbara H. Stephens
Name:	Barbara H. Stephens
Title:	SVP, Human Resources

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